Exhibit 99.1

Press Release: Greif, Inc. Announces new Board member

On March 25, 2020 Greif, Inc., a world leader in industrial packaging products and services, announced the election of Robert M. Patterson, Chairman, President and Chief Executive Officer of PolyOne Corporation, to the Greif Board of Directors effective immediately.
Mr. Patterson has extensive financial and global operational experience in manufacturing and distribution businesses with expertise aligned to Greif's end markets. He has been the Chairman, President and Chief Executive Officer of PolyOne Corporation, a premier provider of specialized polymer materials, services and solutions, since May 2016. He formerly served as Executive Vice President and Chief Operating Officer and as Executive Vice President and Chief Financial Officer at PolyOne. Prior to joining PolyOne, Mr. Patterson served in leadership roles at Novelis, Inc., an aluminum rolled products manufacturer, and at SPX Corporation, a multi-industry manufacturer and developer. He earned his bachelor's degree in business administration and master's degree in accounting from the University of Michigan.
"Bob's deep financial and global operational experience will be a valuable asset to Greif," said Mike Gasser, Chairman of Greif's Board of Directors. "The values Bob has helped to instill at PolyOne - collaboration, innovation and excellence - and his customer-centric mentality make him an ideal Board member and we are honored to have him join us."
About Greif, Inc.
Greif is a global leader in industrial packaging products and services and is pursuing its vision: In industrial packaging, be the best performing customer service company in the world. The Company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, flexible products, containerboard, uncoated recycled paperboard, coated recycled paperboard, tubes and cores and a diverse mix of specialty products. The Company also manufactures packaging accessories and provides filling, packaging and other services for a wide range of industries. In addition, Greif manages timber properties in the southeastern United States. The Company is strategically positioned in over 40 countries to serve global as well as regional customers. Additional information is on the Company's website at www.greif.com.

For more information, please contact:

Investors: Matt Eichmann, Vice President, Investor Relations & Corporate Communications, 740-549-6067